Exhibit 5.4

SCOTT WILSON RPA	www.scottwilson.com
www.scottwilsonmining.com

Suite 501 55 University Ave. Toronto, Ontario M5J 2H7 Tel: (416) 947-0907 Fax: (416) 947-0395 Email: leo.hwozdyk@scottwilson.com

November 16, 2007

VIA EDGAR

United States Securities and Exchange Commission

Re:	North American Palladium Ltd. (the "Corporation") Amendment No. 1 to Registration Statement on Form F-10, dated November 16, 2007

In connection with the Corporation's Amendment No. 1 to Registration Statement on Form F-10, dated November 16, 2007, and any amendments thereto and any registration statements filed pursuant to Rule 429 under the United States Securities Act of 1933, as amended (the "Registration Statement"), I, Leo R. Hwozdyk, P.Eng., hereby consent to the use of my name in connection with references to my involvement in the preparation of the technical report on the Lac des Iles Project (the "Technical Report") dated October 31, 2007 for the Corporation and to references to the Technical Report, or portions thereof, which have been incorporated by reference in the Registration Statement.

I also certify that I have read the Registration Statement and I do not have any reason to believe that there are any misrepresentations in the information contained in it or documents incorporated therein by reference that are derived from the Technical Report, or that are within my knowledge as a result of the services that I performed in connection with the preparation of the Reserve and Technical Report.

Yours truly,

/s/  LEO R. HWOZDYK

Leo R. Hwozdyk, P.Eng.
Associate Mining Engineer